Exhibit 8.2

812 SAN ANTONIO STREET, SUITE 600
AUSTIN, TEXAS 78701
512-583-5900  |  FAX:  512-583-5940

February 13, 2026

BOH Holdings, Inc.
4400 Post Oak Parkway, Suite 2260
Houston, Texas 77027

Ladies and Gentlemen:

We have acted as special counsel to BOH Holdings, Inc., a Texas corporation (“BOH”), in connection with the proposed merger of BOH with and into South Plains Financial, Inc. (“SPFI”), with SPFI as the surviving corporation (the “Merger”) in accordance with that certain Agreement and Plan of Reorganization, dated December 1, 2025, by and between SPFI and BOH (the “Agreement”), and the preparation and filing of the Registration Statement on Form S-4, originally filed by SPFI with the United States Securities and Exchange Commission (the “Commission”) on January 30, 2026 (including the proxy statement/prospectus contained therein, as amended or supplemented through the date hereof, the “Registration Statement”).  Capitalized terms used but not defined herein have the meanings ascribed to them in the Agreement.  At your request, we are rendering our opinion concerning certain Unites States federal income tax matters relating to the Merger in connection with the filing of the Registration Statement.

In providing our opinion, we have examined and relied upon the Agreement, the Registration Statement and such other documents as we have deemed necessary or appropriate for purposes of our opinion.  We have not assumed any responsibility for investigating or independently verifying the facts or representations set forth in the Agreement, Registration Statement or other documents.  In addition, we have assumed that (i) all signatures on all documents examined and relied upon by us are genuine, that all such documents are authentic and complete, that all information submitted to us is accurate and complete, and that all persons executing and delivering originals or copies of documents examined by us are competent to execute and deliver such documents, (ii) the transaction will be consummated in accordance with the provisions of the Agreement and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party), (iii) the statements concerning the transaction and the parties thereto set forth in the Agreement are true, complete and correct, and the Registration Statement is true, complete and correct, and (iv) SPFI, BOH and their respective subsidiaries will treat the Merger for United States federal income tax purposes in a manner consistent with the opinion set forth below.  If any of the above-described assumptions are untrue for any reason or if the transaction is consummated in a manner that is different from the manner described in the Agreement or the Registration Statement, our opinion as expressed below may be adversely affected.

BOH Holdings, Inc.
February 13, 2026

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations contained herein and in the proxy statement/prospectus included in the Registration Statement, we are of the opinion that, (i) under currently applicable United States federal income tax law, the descriptions of law and the legal conclusions contained in the proxy statement/prospectus included in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences of the Merger” are correct in all material respects, and the discussion thereunder represents an accurate summary of the United States income tax consequences of the Merger that are material to the holders of BOH common stock, and (ii) for U.S. federal income tax purposes, the Merger, when consummated in accordance with the terms of the Agreement and the Registration Statement, will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

Other than as set forth above, we express no opinion on any issue relating to (i) the tax consequences of the transactions contemplated by the Agreement, (ii) the appropriate method to determine fair market value of any stock or other consideration received in any sale or exchange, and (iii) the laws of any jurisdiction other than the federal laws of the United States of America.  Our opinion relates solely to material United States federal income tax consequences of the Merger, and no opinion is implied or should be inferred beyond those matters.  Our opinion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect.  Any change in applicable laws or the facts and circumstances surrounding the transaction, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein.  We assume no responsibility to inform BOH of any such change or inaccuracy that may occur or come to our attention.

As you are aware, no ruling has been or will be requested from the Internal Revenue Service concerning the United States federal income tax consequences of the Merger.  You should be aware that an opinion of counsel represents only counsel’s best legal judgment and has no binding effect or official status of any kind. You should also be aware that there can be no assurance, and none is given, that the Internal Revenue Service will not take a position contrary to the position reflected in our opinion, or that our opinion will be upheld by the courts if challenged by the Internal Revenue Service.

Although we may have acted as counsel to BOH in connection with certain matters other than the Merger, our engagement is limited to certain matters about which we have been consulted.  Consequently, there may exist matters of a factual or legal nature involving BOH as to which we have not been consulted and have not represented BOH.  This opinion letter is limited to the matters stated herein and no opinions may be implied or inferred beyond the matters expressly stated herein.  This opinion letter is delivered for the benefit of BOH in connection with the Merger and the filing of the Registration Statement, and this opinion is not to be relied upon for any other purpose without our prior written consent.  We hereby consent to the filing of this opinion with the Commission as Exhibit 8.2 to the Registration Statement and the references to our firm under the captions “Material U.S. Federal Income Tax Consequences of the Merger” and “Legal Matters” in the proxy statement/prospectus included in the Registration Statement.  By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Fenimore Kay Harrison LLP